Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Financial Results

ELBA, ALABAMA (August 11, 2017)…The National Security Group, Inc. (NASDAQ:NSEC) results for the three months and six months ended June 30, 2017 and 2016, based on US generally accepted accounting principles, were reported today as follows:

Unaudited Consolidated Financial Summary	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Gross premiums written	$18,538,000	$18,493,000	$35,707,000	$35,457,000
Net premiums written	$16,817,000	$16,773,000	$32,855,000	$32,710,000

Net premiums earned	$15,331,000	$15,227,000	$30,371,000	$30,392,000
Net investment income	930,000	1,029,000	1,856,000	2,020,000
Net realized investment gains	77,000	242,000	237,000	249,000
Other income	145,000	150,000	297,000	304,000
Total Revenues	16,483,000	16,648,000	32,761,000	32,965,000

Policyholder benefits and settlement expenses	12,581,000	8,862,000	23,727,000	17,909,000
Amortization of deferred policy acquisition costs	819,000	906,000	1,764,000	1,693,000
Commissions	1,758,000	2,117,000	3,851,000	4,225,000
General and administrative expenses	2,215,000	2,158,000	4,012,000	4,287,000
Taxes, licenses and fees	517,000	574,000	1,206,000	1,174,000
Interest expense	326,000	333,000	649,000	678,000
Total Benefits, Losses and Expenses	18,216,000	14,950,000	35,209,000	29,966,000

Income (Loss) Before Income Taxes	(1,733,000)	1,698,000	(2,448,000)	2,999,000
Income tax expense (benefit)	(734,000)	402,000	(1,133,000)	762,000
Net Income (Loss)	$(999,000)	$1,296,000	$(1,315,000)	$2,237,000
Income (Loss) Per Common Share	$(0.39)	$0.52	$(0.52)	$0.89

Reconciliation of Net Income (Loss) to non-GAAP Measurement
Net income (loss)	$(999,000)	$1,296,000	$(1,315,000)	$2,237,000
Income tax expense (benefit)	(734,000)	402,000	(1,133,000)	762,000
Realized investment gains, net	(77,000)	(242,000)	(237,000)	(249,000)
Pretax Income (Loss) From Operations	$(1,810,000)	$1,456,000	$(2,685,000)	$2,750,000

Management Commentary on Results of Operations

Summary:

For the three months ended June 30, 2017, the Company had a net loss of $999,000, $0.39 per share, compared to net income of $1,296,000, $0.52 per share, for the three months ended June 30, 2016. The pretax loss from operations in second quarter of 2017 totaled $1,810,000 compared to pretax income from operations of $1,456,000 in the second quarter of 2016. Results for the second quarter of 2017 were negatively impacted by an increased frequency of severe thunderstorm activity which generated widespread wind, hail and tornado damage to insured property across the Southeastern United States. This increased frequency of severe thunderstorm activity led to a $3,621,000 increase in quarterly P&C segment catastrophe losses, compared to second quarter 2016. Total catastrophe related losses in the second quarter of 2017 were $5,657,000 compared to $2,036,000 in the second quarter of 2016.

For the six months ended June 30, 2017, the Company had a net loss of $1,315,000, $0.52 per share, compared to net income of $2,237,000, $0.89 per share, for the six months ended June 30, 2016, a period over period decrease of $3,552,000. The year to date pretax loss from operations in 2017 totaled $2,685,000 compared to pretax income from operations of $2,750,000 in 2016. Results for 2017 were negatively impacted by an increased frequency of severe thunderstorm activity which generated widespread wind, hail and tornado damage to insured property across the Southeastern United States throughout the six month period. This increased frequency of severe thunderstorm activity led to a $5,695,000 increase in P&C segment catastrophe losses, compared to 2016. Year to date catastrophe related losses in 2017 were $9,178,000 compared to $3,483,000 in 2016. Partially offsetting the increase in P&C segment storm losses was a decline in non-cat wind and hail losses of $319,000 and a $79,000 reduction in fire losses in 2017 compared to the same period last year.

Three month period ended June 30, 2017 compared to three month period ended June 30, 2016

Premium Revenue:
For the quarter ended June 30, 2017, net premiums earned were up $104,000 at $15,331,000 compared to $15,227,000 in the second quarter of 2016. The slight increase in net premium earned was due to a 0.7% increase in gross premium earned in the P&C segment which was partially offset by a 0.6% increase in ceded premium in the P&C segment. Net premium earned was up 0.1% in the life segment for the second quarter of 2017 compared to the same period last year.

Net Income (Loss):
For the three months ended June 30, 2017, the Company had a net loss of $999,000, $0.39 per share, compared to net income of $1,296,000, $0.52 per share, for the same period in 2016, a decrease of $2,295,000. As discussed in the summary above, an increase in second quarter storm losses in the P&C segment was the primary factor contributing to the decline in net income.

Pretax Income (Loss) from Operations:
For the quarter ended June 30, 2017, pretax loss from operations was $1,810,000 compared to pretax income of $1,456,000 for the quarter ended June 30, 2016, a decrease of $3,266,000. Losses from storm related catastrophe events totaled $5,657,000 in the second quarter of 2017 compared to $2,036,000 for the same period last year. The single largest catastrophe event in the second quarter of 2017 was an early April severe thunderstorm event that generated $768,000 in storm losses. In comparison, the single largest catastrophe event in the second quarter of 2016 was a late April severe thunderstorm event that totaled $546,000.

P&C Segment Combined Ratio:
The P&C segment ended the second quarter of 2017 with a combined ratio of 113.3% with catastrophe losses totaling $5,657,000 and increasing the combined ratio by 40.7 percentage points. In comparison, second quarter 2016 cat events added $2,036,000 to prior year policyholder benefits and settlement expenses. The P&C segment ended the second quarter of 2016 with a combined ratio of 90.8% with catastrophe losses contributing 14.8 percentage points to the combined ratio.

Six month period ended June 30, 2017 compared to six month period ended June 30, 2016

Premium Revenue:
For the six month period ended June 30, 2017, net premiums earned were down $21,000 at $30,371,000 compared to $30,392,000 for the same period in 2016. The slight decrease in net premium earned was due to a minimal increase in gross premium earned in the P&C segment which was offset by a 3.6% increase in ceded premium in the P&C segment. In addition, net earned premium in the life segment was down 0.4% in 2017 compared to the same period in 2016.

Net Income (Loss):
For the six month period ended June 30, 2017, the Company had a net loss of $1,315,000, $0.52 per share, compared to net income of $2,237,000, $0.89 per share, for the same period in 2016, a decrease of $3,552,000. An increased frequency of catastrophe losses related to widespread thunderstorm activity, which has persisted in the first six months of 2017, was the primary factor contributing to the decline in year to date net income. We have incurred catastrophe losses from twenty-one cat events in 2017 compared to losses from thirteen cat events in 2016.

Pretax Income (Loss) from Operations:
For the six month period ended June 30, 2017, pretax loss from operations was $2,685,000 compared to pretax income of $2,750,000 for the period ended June 30, 2016, a decrease of $5,435,000. Losses from severe thunderstorm related catastrophe events totaled $9,178,000 in 2017 compared to $3,483,000 for the same period last year. The single largest catastrophe event in 2017 was a January severe thunderstorm event that heavily impacted Georgia along with several other states and generated $2,125,000 in insured losses. In comparison, the single largest catastrophe event in 2016 was a February severe thunderstorm event that totaled $1,054,000 and primarily impacted the state of Louisiana.

P&C Segment Combined Ratio:
The P&C segment ended the first six months of 2017 with a combined ratio of 109.8% with catastrophe losses totaling $9,178,000 and increasing the combined ratio by 33.3 percentage points. In comparison, 2016 cat events added $3,483,000 to prior year policyholder benefits and settlement expenses. The P&C segment ended the first six months of 2016 with a combined ratio of 90.9% with catastrophe losses contributing 12.6 percentage points to the combined ratio.

Overview - Balance Sheet highlights at June 30, 2017 compared to December 31, 2016

Selected Balance Sheet Highlights	June 30, 2017	December 31, 2016
	(UNAUDITED)
Invested Assets	$112,038,000	$113,156,000
Cash	$8,005,000	$7,368,000
Total Assets	$149,602,000	$148,579,000
Policy Liabilities	$78,909,000	$76,174,000
Total Debt	$16,632,000	$17,126,000
Accumulated Other Comprehensive Income	$1,963,000	$1,007,000
Shareholders' Equity	$47,517,000	$48,052,000
Book Value Per Share	$18.84	$19.09

Management Commentary on Financial Position

Invested Assets:
Invested assets as of June 30, 2017 were $112,038,000 down $1,118,000, or 1.0%, compared to $113,156,000 as of December 31, 2016. Growth of invested assets was adversely impacted by increased claim payments associated with losses from catastrophe events in 2017, a decline in cash flow from operations and the maintenance of higher levels of liquidity due to the increase in P&C segment insurance claims throughout the first half of 2017.

Cash:
The Company, primarily through its insurance subsidiaries, had $8,005,000 in cash and cash equivalents at June 30, 2017 compared to $7,368,000 at December 31, 2016. The moderate increase in cash was due to an increase in cash flow provided from investments and delays in the reinvestment of invested assets due to increased storm activity in the second quarter of 2017.

Total Assets:
Total assets as of June 30, 2017 were $149,602,000 compared to $148,579,000 at December 31, 2016. While total assets increased in 2017, growth was negatively impacted by increased loss payments associated with the higher frequency of catastrophe events.

Policy Liabilities:
Policy liabilities were $78,909,000 at June 30, 2017 compared to $76,174,000 at December 31, 2016; an increase of $2,735,000 or 3.6%. The primary reason for the increase in policy liabilities in 2017 compared to 2016 was a $2,506,000 increase in unearned premiums. Due to the timing of insurance renewals across our entire book of P&C segment business, unearned premium tends to peak around mid year which is the primary factor contributing to the increase in unearned premium at June 30, 2017 compared to December 31, 2016.

Debt Outstanding:
Total debt at June 30, 2017 was $16,632,000 compared to $17,126,000 at December 31, 2016. Debt was reduced $494,000 during the first half of 2017 due to a reduction in short term debt. The improvement of balance sheet strength through reduction of debt continues to be a primary focus of management.

Shareholders' Equity:
Shareholders' equity as of June 30, 2017 was $47,517,000 down $535,000 compared to December 31, 2016 Shareholders' equity of $48,052,000. Book value per share was $18.84 at June 30, 2017, compared to $19.09 per share at December 31, 2016, a decrease of $0.25. Despite the adverse impact of multiple catastrophe events in 2017, the Company had only a 1.3% decrease in book value per share and a 1.1% decrease in Shareholders' Equity during the first six months of 2017. The primary factor contributing to the decrease in Shareholders' equity was a net loss of $1,315,000. In addition, Shareholders' equity was also reduced by dividends paid of $252,000. Offsetting the decreases was an increase in accumulated other comprehensive income of $956,000. The increase in accumulated other comprehensive income was driven by increases in market values of available-for-sale investment securities.

The National Security Group, Inc. (NASDAQ Symbol: NSEC), through its property and casualty and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in ten states. The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama. Additional information about the Company, including additional details of recent financial results, can be found on our website: www.nationalsecuritygroup.com.